EXHIBIT 10.1
EMPLOYMENT AGREEMENT
(As Amended and Restated February 8, 2006)
     This Employment Agreement (“Agreement”), which was entered into as of June 15, 2004, by and between Royal American Bank (“Bank”) and Royal American Corporation (collectively, the “Employer”) and Jay Fritz (the “Employee”), is hereby amended and restated in its entirety.
Introduction
     WHEREAS, the Employer desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Employer; and
     WHEREAS, the Employer recognizes and desires to reward the unique contributions the Employee has made to the Employer’s business, including the career risks and sacrifices undertaken to create the enterprise and the outstanding leadership over more than ten (10) years resulting in steady growth and profitability, and increased value to the shareholders; and
     WHEREAS, the Employer has entered into that certain Agreement and Plan of Merger between Midwest Banc Holdings, Inc. (“Company”) and Employer, dated February 8, 2006 (the “Merger Agreement”); and
     WHEREAS, immediately following the Closing (as defined in the Merger Agreement), the “Employer” shall become the Company; and
     WHEREAS, this amendment and restatement of the Agreement shall become effective immediately prior to, and all changes contained herein shall be strictly contingent upon, the Closing (the “Effective Time”).
     NOW, THEREFORE, the Employer and Employee enter into this Agreement for the Employee’s continued employment upon the terms and subject to the conditions of employment set forth herein.
Terms and Conditions
     1. Employment Term. The term of the Employee’s employment under this Agreement shall commence on the date of this Agreement and end on November 1, 2010 (the “Term”). The Agreement is subject to earlier termination by either party, provided such party provides three (3) years notice of such party’s intent to terminate the Agreement. Such notice shall be in writing and otherwise comply with the terms of Section 9 of the Agreement. In the event such notice is given by either party, Employee shall continue to receive compensation and benefits as provided in Sections 3 and 4 of the Agreement for three (3) years, provided the Employee continues to work and perform his duties to the satisfaction of the Employer. The Employee shall have a one-time option at the end of the Term to either (i) terminate his employment and receive a lump sum payment equal to his Base Salary as determined by the Employer’s Organization Committee and approved by the Board of Directors for the last calendar year in which he worked full-time, and Employer-paid health insurance coverage, to be no less comprehensive than the health insurance coverage provided to all other employees, for the Employee and his spouse (if the Employee is married at the end of the Term) until such time as the Employee and his spouse reach age sixty-five (65) or such later date as necessary for Medicare eligibility; or (ii) continue his employment on an at-will basis unless and until the parties desire to negotiate a new employment agreement.
     2. Duties and Responsibilities. The Employer agrees to continue to employ the Employee as Chairman of the Board and Chief Executive Officer; provided, however, that as of Closing, the Employee shall serve as the President and Chief Operating Officer of the Company’s subsidiary, Royal American Bank and as Executive Vice President of Company, and the Employee agrees to serve in such roles and to perform the services and functions relating to such positions or otherwise reasonably incident to such positions. The Employee shall be subject to the direction and supervision of the Board of Directors of the Employer, and following the Closing, the Chief Executive of the Employer. The Employee shall devote his best efforts and his full time and attention to the performance of his duties, subject to absences due to vacations or temporary illness in accordance with the Employer’s general policies, and except that the Employee may participate in governmental, educational or charitable activities or serve as a director of one or more other companies so long as the Board of Directors of the Employer determines that such activities do not interfere with the business of the Employer or the performance of Employee’s duties under this Agreement. The employment relationship between the parties shall be governed by the general employment policies, practices and rules of the Employer, including without limitation the Employer’s handbook, except that when the express terms of this Agreement differ from or are in conflict with the Employer’s general employment policies, practices or rules, this Agreement shall control. Notwithstanding the foregoing, the Employee may at any time request to work a reduced number of hours subject to the approval of the Board of Directors.
     3. Compensation. As compensation for his services under the terms of this Agreement, the Employee shall receive from the Employer an annual base salary of no less than $275,000 per year (which shall be adjusted to $300,000 per year as of the Effective Time) to be determined and subject to periodic review by the Organization Committee and approved by the Board of Directors payable in equal semi-monthly installments (hereinafter, “Base Salary”). The Employee may also receive a bonus based on a bonus structure and performance measures determined by the Organization Committee and Board of Directors; provided, however, that as of the Effective Time, Employee shall be eligible for a maximum bonus equal of to 70% of Base Salary, subject to performance measures the same as applicable to the Chief Executive Officer of the Company. In the event the Board of Directors approves a request by the Employee to reduce his hours as contemplated above, the Employee’s annual salary may be reduced on a pro rata basis or as mutually agreed by the parties.
     4. Fringe Benefits. The Employer shall furnish to the Employee such perquisites and benefit programs which are currently furnished to executives of the Employer, for his business use, as set forth in Schedule A, including life insurance, health and medical insurance and retirement and savings plans and other perquisites and programs, as such plans, perquisites and programs may be amended from time to time. The Employer will pay for or reimburse the Employee for reasonable dues and membership expenses in the Fiddlesticks Country Club (except for equity) and Inverness Country Club, and all reasonable business expenses incurred at said Clubs. In addition, the Employer will provide the Employee with an Infinity Q45 or comparable model automobile. All expenses to be paid or reimbursed by the Employer will be subject to the appropriate justification by the Employee and approval by the Employer.
     5. Termination of Employment.
     A. Termination Employer. In the event that the Employee’s employment is terminated by the Employer prior to November 1, 2010, unless such termination by the Employer is for Due Cause (as defined herein), the Employee shall continue receive the compensation and benefits as provided in Sections 3 and 4 of the Agreement for three (3) years, provided the Employee continues to work and perform his duties to the satisfaction of the Employer. All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer.
     B. For Due Cause. Nothing herein shall prevent the Employer from terminating, without prior notice, the Employee for “Due Cause” (as hereinafter defined), in which event the Employer shall have no obligation to make any payment to the Employee under this Agreement other than an amount equal to his Base Salary on a prorated basis to the date of termination. All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer. For purposes of this Agreement, “Due Cause” means, based upon the good faith determination of the Employer’s Board of Directors, (i) an act of dishonesty by the Employee which is injurious to the Employer, (ii) a breach of the Employee’s fiduciary duties as an officer or director of the Employer or (iii) a violation of law or a breach of Sections 7 or 8 of this Agreement which is injurious to the Employer.
     C. Disability. In the event the Employee suffers from a “Disability” (as hereinafter defined), the Employee’s employment with Employer shall terminate on the date on which the Disability occurs, but the Employee shall continue to receive the Base Salary for a period of ninety (90) days from the date of termination and Employer- paid health insurance coverage as described in Section 1 above for the Employee and his spouse (if the Employee is married on the date of termination) until the Employee and his spouse reach age sixty-five (65) or such later age as necessary for Medicare eligibility. All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer. For purposes of this Agreement, “Disability” shall mean the inability or incapacity (by reason of a medically determinable physical or mental impairment) of the Employee to perform the duties and responsibilities related to the job or position with the Employer described in Section 2 of this Agreement for a period that lasts, or that can reasonably be expected to last, more than 180 days. Such inability or incapacity shall be documented to the reasonable satisfaction of the Employer by appropriate correspondence from registered physicians reasonably satisfactory to the Employer, and the Employee agrees to submit to an examination by the Employer’s physicians for the purpose of making such determination.
     D. Death. In the event of the death of the Employee, the Employee’s employment with the Employer shall terminate on the date of death. The estate or named beneficiary of the Employee shall continue to receive the Base Salary for a period of ninety (90) from the date of termination. If the Employee is married at the date of termination, the Employee’s spouse shall receive Employer-paid health insurance coverage to be determined by the Employer until the spouse remarries or reaches age sixty-five (65) or such later age as necessary for Medicare eligibility. All other rights and benefits that the Employee (or his estate or named beneficiary) may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer on the date of death.
     E. Termination by Employee. In the event that the Employee resigns from or otherwise terminates his employment hereunder prior to November 1, 2010 without giving the notice required in Section 1, the Employer shall have no obligation to make any payment to the Employee under this Agreement other than an amount equal to his Base Salary on a prorated basis to the date of termination of employment. All other rights and benefits that the Employee may have under any benefit plans or programs of the Employer shall be determined in accordance with the terms and conditions of such plans or programs based upon the date of the Employee’s actual termination of employment with the Employer.
     6. Change in Control. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by any person or entity of a beneficial interest, direct or indirect, in securities representing 25% or more of the Employer’s common stock in an eighteen-month period; (ii) the reorganization, merger or consolidation of the Employer with another entity as a result of which the current stockholders of the Employer after such merger or consolidation own less than 51% of the voting power in the surviving entity or of the Employer, or (iii) the liquidation or dissolution of Employer or the sale of all or substantially all of the Employer’s assets; provided, however, that the parties acknowledge and agree that the consummation of the transactions contemplated by the Merger Agreement will not be deemed a “Change in Control” under this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any of the following: (v) a significant adverse change in the nature or scope of Employee’s position, duties or responsibilities as in effect immediately after the Effective Time; (w) a relocation of

Employee’s principal office to an office that is more than thirty-five (35) highway miles from Employee’s principal office immediately prior to the Effective Time, unless such relocation does not increase the actual distance required for Employee to commute from his home to the new place of business by more than ten (10) miles; or (x) a reduction of the Employee’s annual salary to a rate which is less than the Employee’s annual salary rate as of the Effective Time; (y) a breach of this Agreement by the Employer; or (z) providing Employee incentive compensation opportunities which are materially less favorable to Employee than the opportunities provided to Employee as of immediately after the Effective Time (it being understood that incentive compensation is based upon performance and that there are no minimum guaranteed amounts of actual incentive compensation). If following a Change in Control of the Employer, the Employee is terminated by the Employer, or a related employer, for reasons other than Cause, death or Disability, or the Employee voluntarily terminates employment for “Good Reason” (as defined above), the Employer shall, without regard to the notice period described in Section 1 above, receive the following:
     A. A monthly payment equal to one twelfth (1/12) of the Employee’s average total annual compensation for the last three (3) years of full-time employment. The Employee shall receive such monthly payments for a period of thirty-five (35) months commencing the month his employment is terminated.
     B. Employer-paid health insurance coverage as described in Section 1 above for the Employee and his spouse (if the employee is married on the date of termination) until the Employee and his spouse reach age sixty-five (65) or such later age as necessary for Medicare eligibility.
In the event the Employee’s employment is terminated due to a Change in Control, receipt of the payments and benefits in this Section is conditioned upon the Employee’s compliance with the restrictive covenants contained in the following Sections 7 or 8.
     7. Non-Competition; Non-Solicitation.
     A. Termination by Employee. In the event the Employee terminates his employment prior to November 1, 2010 without notice, or opts to take a lump sum payment at the end of the Term as provided in Section 1, the Employee covenants that during his employment and for a period of three (3) years thereafter, he shall not (i) directly or indirectly participate or engage in management or operational aspects of, or acquire a financial interest in, any bank or financial institution within fifty (50) miles of any then-existing facility of the Employer; (ii) directly or indirectly, on behalf of any business other than the Employer, engage or assist in offering employment to or encourage the departure of an employee of the Employer; or (iii) disparage the Employer publicly or to any person or entity with which the Employer has a present or prospective business relationship. The time period for the covenants contained herein shall not begin or continue to run for any period during which the Employee is in breach of any of the covenants set forth herein.

     B. Termination for Due Cause. In the event the Employer terminates the Employee’s employment for Due Cause, the Employee covenants that during his employment and for a period of one (1) year thereafter, he shall not (i) directly or indirectly participate or engage in management or operational aspects of, or acquire a financial interest in, any bank or financial institution; (ii) directly or indirectly, on behalf of any business other than the Employer, engage or assist in offering employment to or encourage the departure of an employee of the Employer; (iii) directly or indirectly solicit or assist in the solicitation of any customer of the Employer for the purpose of providing banking or financial services from any business other than Employer or (iv) disparage the Employer publicly or to any person or entity with which the Employer has a present or prospective business relationship. The time period for the covenants contained herein shall not begin or continue to run for any period during which the Employee is in breach of any of the covenants set forth herein.
     C. Change in Control. In the event the Employee’s employment terminates due to a Change in Control, the Employee covenants that during his employment and for a period of thirty-five (35) months thereafter, he shall not (i) directly or indirectly participate or engage in management or operational aspects of, or acquire a financial interest in, any bank or financial institution; (ii) directly or indirectly, on behalf of any business other than the Employer, engage or assist in offering employment to or encourage the departure of an employee of the Employer; (iii) directly or indirectly solicit or assist in the solicitation of any customer of the Employer for the purpose of providing banking or financial services from any business other than Employer or (iv) disparage the Employer publicly or to any person or entity with which the Employer has a present or prospective business relationship. The time period for the Covenants contained herein shall not begin or continue to run for any period during which the Employee is an breach of any of the covenants set forth herein.
     8. Confidential information. The Employee further covenants that during his employment and thereafter, the Employee shall not use or disclose (except in the performance of his duties hereunder) any trade secrets or other confidential information of the Employer, except to the extent required by order of a court or governmental agency to the extent that such disclosure is made under seal or with sufficient notice to the Employer so as to allow the Employer to seek a protective order. Notwithstanding anything in this Agreement to the contrary, if the Employee violates any of the provisions of this Section 8 or the preceding Section 7, in addition to all appropriate legal and equitable remedies, the Employer shall have no further payment obligations under this Agreement.
     9. Notices. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or mailed by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

A.	If to the Employer, addressed to it at:

Royal American Corporation
Board of Directors
1604 West Colonial Parkway
Inverness, Illinois 60067-4725

and

Royal American Bank
Board of Directors
1604 West Colonial Parkway
Inverness, Illinois 60067-4725

B.	If to the Employee, addressed to him at:

J. J. Fritz
659 Aberdeen Rd.
Inverness, IL 60067

JJ. Fritz
c/o Mr. Randall L. Mitche
Adducci, Dorf, Lehner, Mitchell & Blankenship, P.C.
150 N. Michigan Ave., Suite 21
Chicago, IL 60601
     10. Survival of Provisions. The provisions of Sections 7 or 8 of this Agreement shall survive the termination of the Employee’s employment with the Employer and the expiration or termination of this Agreement.
     11. Controlling Law. The execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     12. Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the Employee and the Employer relating to the matters contained herein and supercedes all prior agreements and understandings, oral or written, between the Employee and the Employer with respect to the subject matter hereof unless otherwise expressly provided herein. This Agreement may be amended, modified or supplemented, but only in writing signed by each of the parties hereto. Any terms of this Agreement may be waived only with the written consent of the party sought to be bound, and the waiver by either party to this Agreement of a breach of any provision of the Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach by such other party.
     13. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     14. Assignments. The Employer may assign this Agreement to any affiliate of the Employer or any person or entity succeeding to all or substantially all of the business interests of the Employer by merger or otherwise and the Employee understands and agrees that this Agreement will be assigned or transferred to the Company in connection with the consummation of the transactions contemplated by the Merger Agreement. The rights and obligations of the Employee under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer, except as otherwise expressly contemplated in this Agreement.
     15. Effect of Agreement. Subject to the provisions of Section 14 of the Agreement with respect to assignments, this Agreement shall be binding upon the Employee and his heirs, executors, administrators, legal representatives and assigns and upon the Employer and its respective successors and assigns, except as otherwise expressly contemplated in this Agreement.
     16. Injunctive Relief; Attorneys’ Fees. The Employee understands and agrees that monetary damages may not be an adequate remedy for the breach of this Agreement, including but not limited to the covenants in Sections 7 or 8, and that the Employer has the right to seek equitable relief including injunction and specific performance and any other appropriate equitable or legal relief for the enforcement of his obligations hereunder.
     17. Exercise of Rights and Remedies. The rights and remedies in this Agreement shall not be exclusive, but are intended to be cumulative with all other rights and remedies of the Employer, whether under this Agreement, any other agreement, law or otherwise. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later.
     18. Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all which together shall constitute but one and the same instrument.
     19. Failure to Close. The parties agree that this amendment and restatement of the Agreement shall become effective as of the Effective Time (as defined in the recitals hereto); provided, however, that if the Merger Agreement is terminated, this amendment and restatement of the Agreement shall also automatically and simultaneously terminate and the Agreement shall remain in full force and effect absent such amendment and restatement.
     20. Internal Revenue Code Section 409A. Notwithstanding anything contained herein to the contrary, if at the time of a termination of employment, (i) Employee is a “specified employee” as defined in Internal Revenue Code Section 409A, and the regulations and guidance thereunder in effect at the time of such termination (“409A”), and, (ii) any of the payments or benefits provided hereunder may constitute “deferred compensation” under 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of up to six (6) months following the date of termination.
     IN WITNESS WHEREOF, the Employee and the Employer have executed this Agreement effective as of the date first above written.

Employer:		Employee:

ROYAL AMERICAN CORPORATION

By:	/s/ Mary King Wilson	/s/ J.J. Fritz

Jay Fritz
Its:	Executive Vice President

ROYAL AMERICAN BANK

By:	/s/ Mary King Wilson

Its:	Executive Vice President

SCHEDULE A
Inverness Golf Club
-	Annual dues, assessments and business-related expenses
Fiddlesticks Country Club
-	Annual dues, assessments and business-related expenses
Private Health Club Membership
Company Car
-	Infinity G45, or comparable model
“Inside Director” Compensation authorized by the board
-	currently 100 shares of stock (pursuant to the applicable director compensation program as may be in effect from time to time)
Stock Appreciation Rights (SARs) Awards under the Royal American Corporation Long Term Stock Appreciation Rights Executive Compensation Plan (as may be in existence from time to time)
Annual Contribution to the “Choice Plan” (Successor Plan to the Split Dollar Life Insurance Benefit) (as may be in existence from time to time)
Group Term Life Insurance
Health Insurance
Long Term Disability Insurance
401k/Profit Sharing